Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Orphazyme A/S for the registration of its ordinary shares and to the incorporation by reference therein of our report dated March 2, 2021, with respect to the consolidated financial statements of Orphazyme A/S included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab
Copenhagen, Denmark
October 15, 2021